Exhibit 99.1
Anadarko to Acquire Kerr-McGee Corporation & Western Gas Resources,
Inc. in Separate Transactions Totaling $23.3 Billion
HOUSTON—(BUSINESS WIRE)—June 23, 2006—Anadarko Petroleum Corporation (NYSE: APC):
•	Deals Create Leading Positions in Two of North America’s Most Prolific Producing Regions

•	Portfolio to Be Optimized Through Asset Sales
Anadarko Petroleum Corporation (NYSE: APC) today announced it has agreed to acquire Kerr-McGee Corporation (NYSE: KMG) and Western Gas Resources, Inc. (NYSE: WGR) in separate all-cash transactions totaling $21.1 billion, plus the assumption of debt estimated at $2.2 billion.
“We are creating a combined company with industry-leading positions in the deepwater Gulf of Mexico and the Rockies, two of the fastest-growing oil and natural gas producing regions in North America,” Anadarko Chairman, President and CEO Jim Hackett said. “The core assets being acquired strongly complement Anadarko’s existing properties, providing the scale and focus needed to deliver more robust, predictable and efficient growth. Kerr-McGee’s outstanding deepwater holdings and skill sets will elevate Anadarko into the top echelon of deepwater operators. Similarly, Kerr-McGee’s long-lived natural gas resource plays in Colorado and Utah, along with Western Gas Resources’ in Wyoming, will combine with Anadarko’s assets to make us one of the largest producers in several of the most prolific basins in the Rockies. Together, these acquisitions create a more focused portfolio, which will enhance our ability to deliver very competitive growth rates and returns.”
Hackett emphasized that the transactions are consistent with Anadarko’s strategy, which is built around the company’s core competencies in unconventional resource development and high-impact exploration.
“Two years ago, we unveiled a strategy that included a solid North American foundation of onshore resource plays, a growing deepwater Gulf of Mexico program and an expanding international portfolio,” he said. “Kerr-McGee and Western Gas Resources strengthen Anadarko’s position on all three counts, with captured growth projects that are consistent with our core skill sets. The transactions enable us to create a more focused operating strategy with a larger and lower-risk asset base.”
Hackett said Anadarko will conduct a thorough review of the consolidated assets to select divestiture candidates, with the dual goals of paring acquisition-related debt and refocusing the portfolio.

“All three companies have certain assets that we will likely deem to be non-core once combined,” he said. “Even with divestitures that we believe could generate substantial after-tax proceeds, we expect the proposed acquisitions to be accretive to both earnings and cash flow on a pro forma basis.”
Anadarko will finance the acquisitions through a $24 billion, 364-day committed acquisition facility provided by UBS, Credit Suisse and Citigroup. Anadarko plans to use proceeds from asset sales, free cash flow from operations and the issuance of equity to reduce debt over the next 18 to 24 months.
“Given our outlook for energy markets, these transactions make a lot of sense for Anadarko shareholders. We expect to hedge up to 75 percent of the acquired production through late 2008 using a series of three-way collars, with floors designed to ensure a return on our investment and ceilings that allow considerable upside,” Hackett said. “We also expect cost reductions as we consolidate certain administrative functions, but the biggest synergies are expected to come from combining the complementary assets of the three companies and the skills of their employees. In today’s tight labor markets, gaining qualified people is a bigger focus than achieving cost savings through consolidation.
“Anadarko is offering Kerr-McGee and Western’s shareholders significant premiums over the companies’ recent current stock prices, but looking backward 30 days results in premiums that are more comparable to precedent transactions. In any case, we believe we are capturing a substantial disconnect between current property valuations and equity market valuations, and gaining some exceptional properties and talent in the process,” Hackett said. “The day-one metrics on proved reserves and daily production are in-line with other recent transactions. On a full-cycle basis, including the acquisition and future development costs, we expect to ultimately recover 3.8 billion barrels of oil equivalent (BOE) from the acquired properties at less than $12.00 per BOE. Opportunities to gain access to such large, high-margin resource opportunities at such economic full-cycle costs are rare, and we are excited about the value we expect to create for Anadarko shareholders.”
SUMMARY OF THE KERR-MCGEE CORPORATION TRANSACTION
Anadarko has agreed to acquire Kerr-McGee Corporation in an all-cash transaction totaling $16.4 billion, or $70.50 per Kerr-McGee share, plus the assumption of net debt and other liabilities estimated at $1.6 billion.
Kerr-McGee’s year-end 2005 proved reserves (excluding pending Gulf of Mexico shelf divestitures) totaled 898 million BOE, of which approximately 62 percent is natural gas. Proven undeveloped reserves represented 30 percent of the total. Production in 2006 is expected to be about 92 million BOE, with natural gas representing approximately 60 percent of the total. Anadarko expects to ultimately recover more than 3.1 billion BOE on the Kerr-McGee properties, at a full-cycle cost of approximately $39.2 billion ($12.40 per BOE), including the acquisition cost.
Kerr-McGee’s core properties are located in the deepwater Gulf of Mexico and onshore in Colorado and Utah. They include 504 deepwater Gulf of Mexico blocks, encompassing seven operated and three non-operated producing fields, three operated and five non-operated discoveries in varying stages of development, and four additional prospects that will be drilled this year. These assets are supported by Kerr-McGee’s extensive “hub-and-spoke” infrastructure, which offers highly cost-effective future development potential. In Colorado, Kerr-McGee holds 451,000 net acres in the Wattenberg natural gas play, located largely on the Land Grant, where Anadarko owns the royalty interest. In Utah, Kerr-McGee holds 237,000 net acres in the Uinta basin’s prolific Greater Natural Buttes gas play.
In addition to its extensive, rapidly growing U.S. portfolio, Kerr-McGee produces oil and is continuing to develop and explore offshore China, has made discoveries and is pursuing the development of fields on the North Slope of Alaska and offshore Brazil, and is exploring offshore Australia, West Africa and the islands of Trinidad and Tobago.
Anadarko expects to assign almost the entire acquisition price to Kerr-McGee’s oil and natural gas properties. Separate valuations for Kerr-McGee’s extensive “midstream” gathering and processing assets are not available, since those assets are operated in conjunction with the upstream properties rather than as a separate business segment.
Refer to the attached schedule for further detail on Kerr-McGee’s properties.
Anadarko’s and Kerr-McGee’s boards of directors have unanimously approved the terms of the agreement, and Kerr-McGee’s board has recommended that its shareholders approve the transaction. The agreement includes a right to match competing offers and a break-up fee of $493 million to be paid under certain circumstances. The transaction, subject to the approval of Kerr-McGee shareholders as well as other conditions including customary regulatory approvals, is expected to close by the end of the third quarter.
For Anadarko, Credit Suisse and UBS acted as financial advisors, Goldman Sachs provided the fairness opinion and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel.
SUMMARY OF THE WESTERN GAS RESOURCES, INC. TRANSACTION
Anadarko has agreed to acquire Western Gas Resources, Inc. in an all-cash transaction totaling $4.7 billion, or $61.00 per Western Gas Resources share, plus the assumption of debt and other liabilities estimated at $600 million.

Western Gas Resources year-end 2005 proven reserves totaled 153 million BOE, with proved undeveloped reserves representing 57 percent of the total, while 2006 production is expected to total about 12.5 million BOE. Essentially all of the reserves and production are natural gas. Anadarko expects to ultimately recover about 705 million BOE on the Western Gas Resources properties, at a full-cycle E&P cost of approximately $6.7 billion, or less than $10 per BOE, including the acquisition cost of the oil and gas properties.
Approximately $1.6 billion of the total acquisition price will be allocated to “midstream” gathering, processing and transportation assets. Virtually all of the remaining value is assigned to two natural gas resource plays in Wyoming: coalbed methane (CBM) in the Powder River Basin, primarily within the Big George coals, and tight gas in the Pinedale field.
Western Gas Resources CBM properties within the Powder River Basin are estimated to hold about 9 trillion cubic feet (Tcf) of original gas in place and are directly adjacent to Anadarko’s assets in this developing play. Western Gas Resources also has a 10 percent average working interest in their Pinedale/Jonah joint ventures, which encompass world-class fields totaling more than 40 Tcf of original estimated gas in place. Anadarko expects that combining its properties with Western’s will accelerate the development of these natural gas resources and produce strong volume growth through the end of the decade, and possibly longer, with more than 12,000 identified drilling locations in inventory.
Refer to the attached schedule for further detail on Western Gas Resources’ properties.
Anadarko’s and Western Gas Resources’ boards of directors have unanimously approved the terms of the agreement, and Western’s board has recommended that its shareholders approve the transaction. The agreement includes a right to match competing offers and a break-up fee of $154 million to be paid under certain circumstances. Holders of 17 percent of Western’s outstanding common shares have agreed to vote in favor of the transaction. Subject to the approval of Western Gas Resources’ shareholders as well as other conditions including customary regulatory approvals, the transaction is expected to close by the end of the third quarter.
For Anadarko, Credit Suisse and UBS acted as financial advisors, Goldman Sachs provided the fairness opinion and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct or that the transactions described above will occur. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
ANALYST CONFERENCE CALL TODAY AT 8:30 A.M. CDT, 9:30 A.M. EDT
Anadarko will host an analyst conference call today, Friday, June 23, 2006 at 8:30 a.m. Central Daylight Time (9:30 a.m. Eastern Daylight Time) to discuss the transactions. The dial-in number is 913-981-4900, and the confirmation number is 1843925. For complete instructions on how to actively participate in the conference call, or to listen to the live audio webcast or a replay, please refer to www.anadarko.com.
MEDIA CONFERENCE CALL TODAY AT 10:30 A.M. CDT, 11:30 A.M. EDT
Anadarko will host a media conference call today, Friday, June 23, 2006 at 10:30 a.m. Central Daylight Time (11:30 a.m. Eastern Daylight Time) to discuss the transactions. The dial-in number is 913-981-5591, and the confirmation number is 7678745. This call is for professional working journalists only. Participants will be required to register prior to joining the call.
ABOUT ANADARKO
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. Anadarko’s operational focus in North America extends from the deepwater Gulf of Mexico, up through the western U.S. and Canadian regions and onto the North Slope of Alaska. Anadarko’s international activities are focused on major positions in North Africa, the Middle East and Indonesia, as well as exploration or production operations in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

Anadarko Petroleum Corporation

     Transaction Details — Kerr-McGee Corporation (NYSE: KMG)

Purchase Price
Equity value @ $70.50 / share	$16.4 Billion
Assumption of debt and other liabilities(a)	$1.6

Total	$18.0 Billion

Purchase Price Allocation
Proven reserves	$11.0 Billion
Unproven / leasehold	$7.0
Midstream	$—

Total	$18.0 Billion
Deferred Tax Step-Up	$4.5 Billion

Resource Potential
Proven reserves @ YE 2005	898 MM Boe	62% Gas
Probables, possibles	2,245 MM Boe	70% Gas

Future Development Capital
Associated with proven reserves	$3.5 Billion
Associated with probables, possibles	$17.4

Total	$21.0 Billion

		YE 05(b)	Est YE 06	1Q2006
	Net	Proven	Net	Net
	Acreage	Reserves	Probables	Production
Asset Details	(M Acres)	(MM Boe)	(MM Boe)	(M Boe/d)
Gulf of Mexico (deepwater)	1,667	269	173	87
Uinta Basin, Utah (Natural Buttes tight gas)	237	153	945	30
DJ Basin, Colorado (Wattenberg tight gas)	451	234	240	39
Other Rockies	620	45	21	14
Southern Region	1,400	153	125	54
International (includes Alaska)	14,062	44	293	16

Total	18,437	898	1,797	239

Headquarters Location	Oklahoma City
Number of Employees	1,755

(a)	Net of working capital and expected proceeds for assets held for sale

(b)	Excludes GOM Shelf
Anadarko Petroleum Corporation
     Transaction Details — Western Gas Resources, Inc. (NYSE: WGR)

Purchase Price
Equity value @ $61.00 / share	$4.7 Billion
Assumption of debt and other liabilities	$0.6

Total	$5.3 Billion

Purchase Price
Allocation
Proven reserves	$1.7 Billion
Unproven / leasehold	$2.0
Midstream	$1.6

Total	$5.3 Billion
Deferred Tax Step-Up	$1.3 Billion

Resource Potential
Proven reserves @ YE 2005	153 MM Boe	99% Gas
Probables, possibles	552 MM Boe	99% Gas

Future Development Capital
Associated with proven reserves	$0.6 Billion
Associated with probables, possibles	$2.4

Total	$3.0 Billion

		NSAI YE	Est YE
		05	06	1Q 2006	2005
	Net	Proven	Net	Net	Midstream
	Acreage	Reserves	Probables	Production	Throughput
Asset Details	(M Acres)	(MM Boe)	(MM Boe)	(MMcfe/d)	(MMcf/d)
Powder River Basin,
Wy (coalbed methane)	565	57	336	125	433
Green River Basin, Wy (Pinedale tight gas)	24	88	162	45	443
Other	1,138	9	0	18	544

Total	1,727	153	498	188	1,420

Headquarters Location	Denver
Number of Employees	800

CONTACT: ANADARKO CONTACTS

MEDIA:

Teresa Wong, 832-636-1203

teresa_wong@anadarko.com

or

Susan Richardson, 832-636-1537

susan_richardson@anadarko.com

or

INVESTORS:

David Larson, 832-636-3265

david_larson@anadarko.com

or

Stewart Lawrence, 832-636-3326

stewart_lawrence@anadarko.com

SOURCE: Anadarko Petroleum Corporation